Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:       Michael J. Zugay

              Sr. Vice President & CFO

              412-787-9590

              mzugay@igate.com

iGATE Corporation Third-Quarter Net

Income Reaches Eight-Year High

Board Proposes to Delist Indian Subsidiary to Simplify Capital Structure

PITTSBURGH, PENNSYLVANIA – October 24, 2007 – iGATE Corporation, (Nasdaq:IGTE), a global provider of IT and BPO services, today announced its third-quarter 2007 financial results for the period ended September 30, 2007.

Third-Quarter Highlights

•	Third-Quarter consolidated net income was $4.3 million, compared with $1.6 million last year and $2.1 million in the previous quarter.

•	Consolidated revenues increased 5.8% to $76.1 million from $72.0 million last year and were flat when compared to the previous quarter.

•	iGATE Global Solutions (“iGS”), the Company’s offshore subsidiary, reported third-quarter revenues of $49.6 million, an increase of 12.5% year-over-year and 2.0% from the previous quarter.

•	iGS gross margin improved to 32.5%, compared to 31.2% in the previous quarter.

•	iGS appointed Hari Murthy as Chief Marketing and Sales Officer.

Third-Quarter Results

Revenues:

Consolidated revenues were $76.1 million, an increase of 5.8% from the same period last year and flat when compared to the previous quarter. The year-over-year quarterly revenue improvement was due to higher revenues at iGS, partially offset by lower revenues in the iGATE Professional Services (“iPS”) business segment. Third-quarter iGS revenues also increased from the previous quarter, but were offset by a decline in iPS revenues.

iGS revenues reached $49.6 million, increasing 12.5% from $44.1 million in the same period last year and 2.0% from $48.6 million in the previous quarter. Increased revenues from existing customers, higher offshore billing volumes and an increase in average onsite billing rates contributed to the third-quarter revenue improvement. This improvement, however, was partially offset by lower revenues from mortgage service industry clients, which generated approximately 5.5% of iGS revenues during the third-quarter, compared with 7.0% in the previous quarter.

iPS revenues for the quarter declined to $25.9 million from $27.5 million in the same period last year and from $27.0 million in the previous quarter. The year-over-year revenue decline was due to lower billable employee placements and the completion of a major project. The sequential quarter decline was due to less billable days in the current quarter and higher seasonal vacation time.

Gross Margin:

Consolidated gross profit margin increased to 29.0% from 25.6% in the same period last year and from 28.0% in the previous quarter. The year-over-year and sequential quarter improvement was due to higher gross profit margins from iGS, partially offset by lower margins at the Company’s iPS segment.

iGS’s gross profit margin for the third-quarter increased to 32.5% from 27.5% in the same period last year and improved from 31.2% in the previous quarter. The higher iGS gross profit margin was due primarily to the increase in more profitable offshore billing volumes, tighter control of direct costs and improved utilization rates.

iPS’s gross profit margin for the quarter declined to 21.7% from 22.5% in the same period last year and 22.1% in the previous quarter. The decline was primarily due to lower utilization, incremental costs associated with the Company’s RPOworldwide subsidiary, and competitive pricing.

S,G&A:

Selling, general and administrative (S,G&A) expense declined 1.1% to $17.1 million from $17.3 million in the same period last year and 7.3% from $18.4 million in the previous quarter. As a percentage of revenues, S,G&A decreased to 22.4% from 24.0% in the same period last year and 24.2% in the previous quarter.

iGS’s S,G&A expense declined to 22.0% of revenues from 24.4% in the same period last year and from 24.9% in the previous quarter. The year-over-year improvement was due primarily to higher revenues and continued discretionary cost containment, partially offset by the second-quarter annual wage increase and higher facility costs related to the new office building. The sequential quarter decline related largely to the revenue growth and cost containment measures.

iPS’s S,G&A expense for the quarter declined to 13.6% of revenues from 14.0% in the same period last year and was the same as the previous quarter. The decline was primarily the result of the lower compensation costs and favorable bad debt adjustments, partially offset by incremental expenses related to its RPOworldwide subsidiary.

Operating Income:

Consolidated income from operations improved to $5.0 million from $1.2 million in the same period last year and from $1.0 million in the previous quarter. The improvement was the result of higher revenues, higher gross profit margins, and better control of direct and discretionary costs at iGS.

Income from operations at iGS increased to $5.2 million from $1.3 million in the same period last year and from $1.1 million in the previous quarter.

iPS’s income from operations declined slightly to $2.1 million from $2.4 million in the same period last year and from $2.3 million in the sequential quarter.

Net Income:

Quarterly net income increased to $4.3 million, or $0.08 per diluted share, compared with net income of $1.6 million, or $0.03 per diluted share, in the same period last year and from $2.1 million, or $0.04 per diluted share in the sequential quarter.

India Delisting:

On October 9, 2007, the Company announced its intention to delist iGS from the Bombay, the National and the Bangalore Stock Exchanges in India. This important step will simplify the Company’s capital structure and reduce its regulatory reporting requirements. Under applicable Indian laws, iGS can be delisted after the Company acquires over 90% of iGS’s common stock. The Company currently owns 81.1% of such stock.

The delisting is subject to the approval of the iGS shareholders and Indian government regulatory compliance. If consummated, the purchase of the publicly-held shares will be done in accordance with the delisting guidelines of the Securities and Exchange Board of India through a shareholder-led reverse book building process. This process includes the establishment of a floor or minimum price which is equal to the past 26 week average price of iGS common stock calculated immediately after iGS’s public announcement date of its intention to delist. This announcement will be made shortly after iGS’s Extraordinary General Meeting (“EGM”) of shareholders to approve such delisting, and this meeting has been set for November 13, 2007.

During the next phase of the process, a discovered or exit price is negotiated with the largest public shareholders. The price includes a premium over the floor price and is the price at which the maximum number of shares are tendered during the reverse-book building process. The Company then has a right to either accept this exit price and complete the delisting or reject such price and not effect the delisting.

It’s the Company’s intention to complete the delisting only if the final price is reasonable and acceptable to its Board of Directors. If the price is acceptable, the Company expects to finance this transaction using its existing cash reserves. The expected completion date is late December 2007.

If the delisting offer is successful, residual minority shareholders will have a period of 6 months to tender their shares to the Company.

Management Comments:

“We are pleased to report growth in our third-quarter profits, representing our fifth consecutive quarter of year-over-year profit improvement,” stated Sunil Wadhwani, Chief Executive Officer and Co-Founder of iGATE Corporation. “Revenue growth remains an important priority for our company. Although third-quarter revenues were flat sequentially, our focus on improving profitability is leading to higher net income.”

Ashok Trivedi, President and Co-Founder of iGATE Corporation stated, “We are pleased with the improvement in profitability at our iGS subsidiary. Our continued focus on productivity and efficiency along with growth in offshore volumes contributed to the profit improvement during the quarter.”

Phaneesh Murthy, CEO of iGS stated, “Global demand for IT business process outsourcing services remains strong. During the quarter, we appointed Hari Murthy to our executive management team as our new Chief Sales and Marketing Officer. Hari brings a successful track record of stimulating sales and revenue growth to our organization and we look forward to his leadership in helping us capture the continuing global demand for our services.

“In addition, we are also pleased to have been ranked as the 3rd best IT employer in India by the Annual Dataquest-IDC survey of the Best IT employers. This recognition, along with our exceptional employee benefits, state-of-the-art career planning and leadership development programs, significantly helps with our employee recruitment and retention efforts, which remains challenging for all companies in the Indian IT and business processing outsourcing industry.”

Operating Segment Highlights

iGATE Global Solutions (iGS)

•	Third-quarter revenues reached $49.6 million, increasing 12.5% from $44.1 million in last year’s third-quarter and 2.0% from $48.6 million in the previous quarter.

•	Third-quarter gross profit margins increased to 32.5% from 27.5% in last year’s third-quarter and from 31.2% in the previous quarter.

•	Three new clients were added during the quarter, including one Global 2000 company.

•	Offshore/onsite billing volume ratio improved to 78:22 compared with 77:23 in the previous quarter.

•	Offshore revenues contributed 51.5% to total third-quarter IT services revenue compared with 50.7% in the previous quarter.

•	Added a net 112 employees during the third-quarter. As of September 30, 2007, total employees at iGS were 5,977.

iGATE Professional Services (iPS)

•

Third-quarter revenues declined to $25.9 million from $27.5 million in the same quarter last year and from $27.0 million in the previous quarter. The decline was the result of the completion of a major project and lower utilization rates.

•	Third-quarter gross margin declined to 21.7% from 22.5% in the same period last year and from 22.1% in the previous quarter.

•	Third-quarter S,G&A expense declined to 13.6% from 14.0% in the same period last year.

Cash Flow & Balance Sheet

Consolidated net cash flow provided from operations for the third-quarter ended September 30, 2007 was $7.4 million and was $21.5 million year to date.

Depreciation and amortization expense was $2.9 million in the third-quarter and capital expenditures were $1.7 million.

The Company continues to maintain a strong balance sheet. At September 30, 2007, the Company had $100.9 million in cash and short-term investments and no outstanding borrowings.

Days sales outstanding (DSO) increased to 75 days at the end of September 2007 from 73 days at the end of June 2007.

Outlook

“We continue to maintain a strong focus on offshore services, and revenue growth, profit margin expansion and employee recruitment and retention remain our top organizational priorities,” stated Mr. Wadhwani. “The delisting of iGS in India, if successful, will streamline our capital structure and reduce costs,” concluded Mr. Wadhwani.

Conference Call

iGATE will host a telephone conference call to discuss its third-quarter financial results on Thursday, October 25, 2007 at 9:00 a.m. ET. A live webcast of this conference call will be available on the company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through November 2, 2007.

About iGATE Corporation

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The company services more than 300 clients across five continents. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates and the proposed delisting of iGate Global Solutions Ltd. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the pricing of the shares to be purchased in the proposed delisting of iGate Global Solutions Ltd., the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues	$76,146	$71,954	$227,640	$208,972
Cost of revenues	54,050	53,526	162,630	156,560

Gross margin	22,096	18,428	65,010	52,412
Selling, general and administrative	17,071	17,255	52,862	51,871
Restructuring recovery	—	—	—	(555)
Goodwill impairment	—	—	1,950	—

Income from operations	5,025	1,173	10,198	1,096
Other income, net	846	942	4,863	2,008
Minority interest	(653)	(149)	(1,966)	12
Gain (loss) on venture investments and affiliated companies, net	407	—	(193)	534
Equity in income of affiliated companies	94	87	221	266

Income before income taxes	5,719	2,053	13,123	3,916
Income tax expense	1,388	503	2,393	1,689

Net income	$4,331	$1,550	$10,730	$2,227

Net earnings per common share, Basic:	$0.08	$0.03	$0.20	$0.04

Net earnings per common share, Diluted:	$0.08	$0.03	$0.20	$0.04

Weighted average common shares outstanding, Basic	53,446	52,969	53,234	52,915

Weighted average dilutive common equivalent shares outstanding	53,965	53,202	53,807	53,207

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$56,618	$52,154
Short term investments	44,268	31,826
Accounts receivable, net	61,871	53,378
Prepaid and other current assets	8,252	7,700
Prepaid income taxes	878	380
Deferred income taxes	157	1,111

Total current assets	172,044	146,549
Investments in unconsolidated affiliates	1,128	1,398
Land, building, equipment and leasehold improvements, net	32,938	29,867
Goodwill	10,086	11,014
Intangible assets, net	1,179	1,946

Total assets	$217,375	$190,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,870	$4,997
Accrued payroll and related costs	17,808	17,966
Accrued income taxes	673	646
Other accrued liabilities	9,149	8,591
Restructuring reserve	340	497
Deferred revenue	239	465

Total current liabilities	34,079	33,162
Other long term liabilities	691	406
Deferred income taxes	8,096	9,483

Total liabilities	42,866	43,051
Minority interest	17,343	14,372
Shareholders’ equity:
Common Stock, par value $0.01 per share	546	540
Additional paid-in capital	172,892	167,626
Retained deficit	(10,881)	(21,037)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	9,323	936

Total shareholders’ equity	157,166	133,351

Total liabilities and shareholders’ equity	$217,375	$190,774

iGATE CORPORATION

OPERATING SEGMENT RESULTS

(dollars in thousands)

(unaudited)

Three months ended June 30, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$48,573	$27,039	$601	$76,213
Cost of revenues	33,425	21,076	385	54,886

Gross margin	15,148	5,963	216	21,327
Selling, general and administrative	12,074	3,672	2,677	18,423
Goodwill impairment	1,950	—	—	1,950

Income (loss) from operations	$1,124	$2,291	(2,461)	954

Other income, net			2,511	2,511
Minority interest			(418)	(418)
Loss on venture investments and affiliated companies			(600)	(600)
Equity in income of affiliated companies			78	78

(Loss) income before income taxes			$(890)	$2,525

Three months ended September 30, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$49,559	$25,919	$668	$76,146
Cost of revenues	33,458	20,290	302	54,050

Gross margin	16,101	5,629	366	22,096
Selling, general and administrative	10,901	3,516	2,654	17,071

Income (loss) from operations	$5,200	$2,113	(2,288)	5,025

Other income, net			846	846
Minority interest			(653)	(653)
Gain on venture investments and affiliated companies			407	407
Equity in income of affiliated companies			94	94

(Loss) income before income taxes			$(1,594)	$5,719

Nine months ended September 30, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$146,001	$80,006	$1,633	$227,640
Cost of revenues	99,417	62,306	907	162,630

Gross margin	46,584	17,700	726	65,010
Selling, general and administrative	33,992	11,124	7,746	52,862
Goodwill impairment	1,950	—	—	1,950

Income (loss) from operations	$10,642	$6,576	(7,020)	10,198

Other income, net			4,863	4,863
Minority interest			(1,966)	(1,966)
Loss on venture investments and affiliated companies			(193)	(193)
Equity in income of affiliated companies			221	221

(Loss) income before income taxes			$(4,095)	$13,123

Three months ended September 30, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$44,067	$27,530	$357	$71,954
Cost of revenues	31,952	21,325	249	53,526

Gross margin	12,115	6,205	108	18,428
Selling, general and administrative	10,767	3,848	2,640	17,255

Income (loss) from operations	$1,348	$2,357	(2,532)	1,173

Other expense, net			942	942
Minority interest			(149)	(149)
Equity in income of affiliated companies			87	87

(Loss) income before income taxes			$(1,652)	$2,053